UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2018
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.
Overview
On August 2, 2018, Post Holdings, Inc. (“Post”), together with its subsidiary, 8th Avenue Food & Provisions, Inc. (“8th Avenue”), entered into a Transaction Agreement (the “Transaction Agreement”) with THL Equity Fund VIII Investors (PB), LLC (“THL”), an affiliate of Thomas H. Lee Partners, L.P. Upon closing of the transactions (the “Transactions”) contemplated by the Transaction Agreement, which are described in more detail below, 8th Avenue will become the holding company for Post’s private brands food products business (the “Private Brands Business”), and Post will have received total proceeds of $875.0 million, consisting of $250.0 million from THL and $625.0 million in proceeds from a committed senior increasing rate bridge loan (the “Bridge Loan”), which is expected to be funded not less than seven days prior to the closing of the Transactions. The Bridge Loan will be assumed by 8th Avenue upon the closing of the Transactions, with Post retaining the cash proceeds of the Bridge Loan. Post anticipates that 8th Avenue will refinance the Bridge Loan promptly after the closing of the Transactions with proceeds of a permanent debt financing (the “Permanent Financing”) that 8th Avenue will obtain.
The Private Brands Business to be conducted by 8th Avenue will include the following businesses, which manufacture private brand nut butter, healthy snacks and pasta:

•
Attune Foods, LLC (“Attune”), which is comprised of the former business of Attune Foods, Inc., which Post acquired in December 2012, and the granola and snacks business of Hearthside Food Solutions, LLC, which Post acquired in an asset purchase in May 2013;

•	Agricore United Holdings Inc. (“Agricore”), the parent of Dakota Growers Pasta Company, Inc. (“Dakota Growers”), which Post acquired in January 2014;

•	Golden Acquisition Sub, LLC (“Golden Acquisition Sub”) and PHI Acquisition LP ULC (“PHI Acquisition”), the indirect parents of Golden Boy Foods Ltd., which Post acquired in February 2014; and

•
GB Acquisition USA, Inc. (“GB Acquisition”), the indirect parent of Golden Boy Nut Corporation and Golden Nut Company (USA), Inc., which Post acquired in February 2014 and American Blanching Company, which Post acquired in November 2014.

Transaction Agreement
Upon completion of the Transactions, Post will hold 6,050,000 shares of 8th Avenue’s Class B common stock, par value $0.01 per share (the “Class B common stock”), and THL will hold 3,950,000 shares of 8th Avenue’s Class A common stock, par value $0.01 per share (the “Class A common stock”), and 2,500,000 shares of 8th Avenue’s 11% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and with a liquidation value of $100.00 per share (the “Series A preferred stock”).
The Transactions contemplated by the Transaction Agreement will be effected as follows:

•	Post will transfer approximately 62.5% of the capital stock of Agricore to THL for a purchase price of $250.0 million.

•	Post will contribute to 8th Avenue:

-	the remaining approximately 37.5% of the capital stock of Agricore,

-	all of the issued and outstanding membership interests of Attune,

-	all of the issued and outstanding capital stock of GB Acquisition,

-	all of the issued and outstanding membership interests of Golden Acquisition Sub, and

-	all of the issued and outstanding equity securities of PHI Acquisition.

•
In exchange for the contributions by Post, 8th Avenue will issue to Post 6,049,000 shares of Class B common stock and assume the Bridge Loan. Post’s 1,000 existing shares of common stock of 8th Avenue will be converted into 1,000 shares of Class B common stock.

•	THL will contribute the Agricore stock to 8th Avenue in exchange for 3,950,000 shares of Class A common stock and 2,500,000 shares of Series A preferred stock.

•	Upon 8th Avenue’s assumption of the Bridge Loan, Post and its subsidiaries (other than 8th Avenue and its subsidiaries) will be released from all obligations relating to the Bridge Loan.

The holders of Class A common stock and the Series A preferred stock, which at the closing of the Transactions will be THL only, will have the right, voting together as a single class, to elect one director to the 8th Avenue board of directors, and Post, as the holder of the Class B common stock, will have the right to elect five directors to the 8th Avenue board of directors. The holders of Class A common stock and Class B common stock will vote on all other matters as a single class, with holders of Class A common stock having one vote per share and holders of Class B common stock having six votes per share. The Series A preferred stock will have no other voting rights. Dividends on the Series A preferred stock are cumulative and will accumulate and compound quarterly at 11% on the last day of each March, June, September and December. Dividends on the Series A preferred stock are payable in cash only upon liquidation (including certain change of control transactions) or redemption. THL will also separately receive certain corporate governance and other protective rights with respect to 8th Avenue.
In connection with the Transaction Agreement, THL has obtained an equity commitment under which investment funds affiliated with Thomas H. Lee Partners, L.P. (the “THL Funds”) have committed to provide, subject to certain limited conditions, $250.0 million in equity financing for THL. In addition, the THL Funds have guaranteed certain obligations of THL under the Transaction Agreement.
The parties have each made customary representations and warranties in the Transaction Agreement and have agreed to various customary covenants and agreements, including, among others, an agreement by Post regarding the operation of the Private Brands Business prior to the closing of the Transactions, agreements by the parties to obtain required regulatory approvals and consents and to obtain the funding described in the equity commitment letter noted above (for THL) and the Bridge Loan (for Post), and an agreement by 8th Avenue to use reasonable best efforts to arrange for the availability of the Permanent Financing. In addition, Post and THL have agreed to indemnify each other for breaches of their respective representations and warranties and covenants in the Transaction Agreement and, in the case of Post, certain other related matters. Post also is subject to customary restrictions on its ability to solicit acquisition proposals from third parties and to provide information to, and enter into discussions or negotiations with, third parties regarding alternative acquisition proposals, and is subject to certain noncompetition and nonsolicitation restrictions for a period of five years after the closing of the Transactions (which, in the case of noncompetition restrictions, will terminate earlier in the event Post owns less than 30% of the issued and outstanding common stock of 8th Avenue). In the Transaction Agreement, effective upon the closing of the Transactions, Post and 8th Avenue will mutually release each other and related parties from claims arising prior to the closing of the Transactions. Post will make a post-closing payment to 8th Avenue, or 8th Avenue will make a post-closing payment to Post, as applicable, such that, after such payment, 8th Avenue will be debt-free, cash-free and will have normalized working capital as of the closing of the Transactions.
Each of Post’s and THL’s obligation to consummate the Transactions is subject to certain conditions as detailed in the Transaction Agreement.
Pursuant to the Transaction Agreement, the closing of the Transactions will occur on the later of October 1, 2018 or, if later, on the first business day of the calendar month immediately following the month during which the last of the applicable conditions to closing of the Transactions is satisfied or waived.
The Transaction Agreement contains certain termination rights, including that (i) either Post or THL may terminate the Transaction Agreement if the closing of the Transactions has not occurred on or before February 2, 2019 if any governmental authority has issued an order or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the Transactions, or in the event of a breach by the other party of the Transaction Agreement that would result in any condition of the terminating party to close the Transactions not being satisfied, and (ii) Post may terminate the Transaction Agreement if the conditions of THL to close the Transactions have been satisfied or waived, THL fails to consummate the closing of the Transactions, and Post has delivered to THL, at least three business days prior to termination, irrevocable written notice that Post stands ready, willing and able to consummate the closing of the Transactions. The Transaction Agreement additionally provides that the maximum aggregate liability of THL for any and all losses or damages suffered by Post, 8th Avenue or any of their affiliates as a result of the breach of the Transaction Agreement by THL will be limited in the aggregate to the sum of $35.0 million plus costs and expenses incurred by Post in connection with any proceeding commenced by Post against THL that results in a judgment against THL.
The foregoing summary of the Transaction Agreement and the Transactions does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transaction Agreement, a copy of which is attached as Exhibit 2.1 and incorporated herein by reference. The Transaction Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties to the Transaction Agreement or the businesses of such parties.

The Transaction Agreement contains representations and warranties that the parties to the Transaction Agreement made solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Transaction Agreement. In addition, such representations and warranties (i) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (ii) may apply materiality standards different from what may be viewed as material to investors and securityholders, and (iii) were made only as of the date of the Transaction Agreement, or as of such other date or dates as may be specified in the Transaction Agreement, as applicable. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in Post’s public disclosures. Investors and securityholders are urged not to rely on such representations and warranties as characterizations of the actual state of facts or circumstances at this time or any other time.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 31, 2018, Post and James E. Dwyer, Jr., the President and CEO of 8th Avenue and head of the Private Brands Business, entered into an amendment (the “Side Letter Amendment”) to Mr. Dwyer’s previously executed side letter agreement, dated October 2, 2015 (the “Side Letter”). Under the Side Letter Amendment, contingent and effective upon the transfer of Mr. Dwyer’s employment, for legal and payroll purposes, to Dakota Growers, Post assigned its rights and obligations under the Side Letter to Dakota Growers. The Side Letter Amendment also provided for the change of the definition of “Current Position” in the Side Letter to “head of the Private Brands business.”
The foregoing description of the Side Letter Amendment is qualified in its entirety by reference to the full text of the Side Letter Amendment, which will be filed in accordance with the rules of the Securities and Exchange Commission.

Item 7.01.	Regulation FD Disclosure
On August 2, 2018, Post issued a press release announcing that it has entered into the Transaction Agreement. In addition, Post will host a conference call on Friday, August 3, 2018 at 9:00 a.m. EDT in connection with the announcement of results for its third fiscal quarter ended June 30, 2018, at which it will also discuss the Transactions and respond to questions. The press release is furnished as Exhibit 99.1. The information in this Form 8-K under Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 2, 2018	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Transaction Agreement, dated as of August 2, 2018, by and among THL Equity Fund VIII Investors (PB), LLC, 8th Avenue Food & Provisions, Inc. and Post Holdings, Inc.*

99.1	Press Release, dated August 2, 2018

* Schedules and/or exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules or exhibits will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.